EXHIBIT 10.1

SEPARATION AGREEMENT

     THIS SEPARATION AGREEMENT (the “Agreement”) made and entered into effective October 8, 2004, by and between Pride International, Inc. (the “Company”) and John C.G. O’Leary (the “Executive”);

W I T N E S S E T H:

     WHEREAS, the Executive and the Company are parties to that certain Employment/Non-Competition/Confidentiality Agreement entered into on February 5, 1999 (the “Employment Agreement”); and

     WHEREAS, the parties mutually desire to enter into this Agreement reflecting the terms of the Executive’s separation from the Company and its subsidiaries; and

     WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Separation from Employment and Officer, Director and Executive Positions. Effective as of September 9, 2004 (the “Separation Date”), the Executive’s employment with the Company was terminated. Furthermore, as of the Separation Date, the Executive shall be deemed as terminated from any and all officer, director and executive positions he held with the Company and its subsidiaries.

     2. Consideration for Prior Agreement and Waiver and Release. The Executive shall have until 21 calendar days after the date this Agreement was furnished to him to consider whether to sign and return this Agreement and the attached Waiver and Release (Attachment A) to the Company by first class mail or by hand delivery. In consideration for the Executive’s execution of this Agreement, including but not limited to compliance with (i) the Confidentiality provisions of Section 4.A.; (ii) the Non-Solicitation provisions of Section 4.B.; (iii) the Non-Compete provisions of Section 4.C.; and (iv) the execution of the Waiver and Release attached hereto as Attachment A, the Company shall provide the consideration set forth in this Section 2 on five (5) business days following the Effective Waiver Date. This consideration is provided subject to the binding timely execution by the Executive (without revocation) of the Waiver and Release (Attachment A). The date that is seven days after the execution of the Waiver and Release shall be the “Effective Waiver Date.”

      A. Separation Payment. The Company shall pay Executive a separation payment of $1,000,000, which is equal to two (2) times the Executive’s base salary in effect as of the Separation Date, payable within five (5) business days following the Effective Waiver Date.

      B. Stock Awards. Any restricted stock awarded to the Executive under any incentive plan of the Company which is unvested as of the Separation Date shall become immediately vested as of the Effective Waiver Date. Any stock options awarded to the Executive under any incentive plan of the Company which remain unexercised as of the Separation Date shall become fully vested and exercisable as of the Effective Waiver Date and all of the options shall remain exercisable until the original expiration date of the applicable option as if the Executive were considered still continuously employed with the Company and not terminated, subject to the other terms and conditions of the applicable incentive plan and award agreement not inconsistent herewith.

      C. Benefits Coverage. The Company shall provide Executive and his qualifying dependents continuing coverage under the Company’s group health, accident and disability, medical and dental benefit plan, and the Executive shall continue to be covered by the Company’s group life insurance coverage, in accordance with and subject to the terms and conditions of such plans, until the second anniversary of the Separation Date subject to (i) the Executive’s continued payment of the employee portion of the then-applicable premium, if any, as such portion and premiums are in effect from time to time, and (ii) the Company’s ability to amend or terminate its benefit plans generally, at any time. The Company’s obligation to pay or provide medical and dental benefits or life insurance coverage shall be reduced when and to the extent such continued benefit coverage is paid or provided to the Employee and his qualifying dependents by another employer.

      D. Supplemental Executive Retirement Plan. In exchange for the Executive’s benefits under the Company’s Supplemental Executive Retirement Plan, the Company agrees to pay the Executive a monthly payment, commencing upon his attainment of age 62, in the amount of $3,333, payable for the Executive’s life, and in the event that upon his death he is survived by his “Spouse” (as hereinafter defined), his Spouse shall receive a monthly amount from the Company for the remainder of her life in the amount of $1,667. If the Executive dies before attaining age 62, the Company shall pay the Executive’s Spouse a monthly payment for her life, commencing on the date the Executive would have attained age 62, in the amount of $1,667. For purposes of this Section 2.D., the term “Spouse” shall mean the person to whom the Executive is lawfully married both as of the Separation Date and at the earlier of (i) the time of the Executive’s death or (ii) the date the Executive attains age 62. The Executive agrees that the payment provided under this Section 2.D. is in full satisfaction of any and all rights the Executive, and anyone claiming a benefit through the Executive, may have under the terms of the Company’s Supplemental Executive Retirement Plan, the associated Participation Agreement entered into on August 12, 2004, and any predecessor agreements.

      E. Bonus. The Company agrees to pay Executive a bonus payment of $550,000, which is equal to two (2) times the annual bonus for the 2004 calendar year, payable within five (5) business days following the Effective Waiver Date. In addition, the Company shall pay Executive a target bonus for calendar year 2004 of $188,650, which is equal to 55% of the Executive’s base salary prorated from January 2004 through the Separation Date, payable within five (5) business days following the Effective Waiver Date.

      F. Indemnification. The Company hereby agrees to waive and release the Executive from any and all claims, demands, actions, liabilities and damages arising out of any actions taken by the Executive in the course and scope of his employment with the Company, and to indemnify and defend the Executive for such actions to the fullest extent permitted by applicable law consistent with the Company’s Certificate of Incorporation and By-Laws, if such actions were taken in good faith and in a manner the Executive reasonably believed to be in, or not opposed to, the best interest of the Company, but excluding actions which the Executive knew, or should have known, were in violation of applicable law or Company policies or otherwise in breach of any agreement between the Executive and the Company or its subsidiaries. The Executive hereby agrees to indemnify the Company, its subsidiaries and their respective predecessor entities for any and all claims, demands, actions, liabilities and damages arising out of actions which the Executive knew, or should have known, were in violation of applicable law or Company policies or otherwise in breach of any agreement between the Executive and the Company or its subsidiaries.

     3. Other Benefits. The Executive’s benefits under the Company’s 401(k) Retirement and Savings Plan and 401(k) Restoration Plan shall be determined and paid in accordance with the terms of such plans. The amount deducted from the Executive’s compensation as a result of his election to participate in the Company’s Employee Stock Purchase Plan in 2004, together with interest allocated thereto, shall be paid to the Executive in accordance with the terms of the Employee Stock Purchase Plan.

     4. Restrictive Covenants. The Executive acknowledges certain obligations under Section 5 of the Employment Agreement and hereby reaffirms those obligations as set forth below:

      A. Confidentiality. The Executive acknowledges that in the course of his employment with the Company he has obtained specialized knowledge which, if used in competition with the Company, or divulged to others, could cause serious harm to the Company. Accordingly, the Executive will not at any time, directly or indirectly, divulge, disclose or communicate to any person, firm or corporation (in any manner whatsoever) any information concerning any matter affecting or relating to the Company or the business of the Company, unless authorized by the Company. The Executive agrees to the foregoing without regard to whether all of the foregoing matters will be deemed confidential, material or important, it being stipulated by the parties that all information, whether written or otherwise, regarding the Company’s business, including, but not limited to, information regarding customers, customer lists, costs, prices, earnings, products, services, formulae, compositions, machinery, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements, and sources of supply, is confidential information of the Company for the purposes of this Agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public. The Executive further represents that, within seven (7) days after the Separation Date, he returned to the Company all books, records, lists and other written, typed or printed materials, including without limitation any computer-generated, computer-stored or electronically-stored communications, documents or other materials, whether furnished by the Company or prepared by the Executive, which contain any information relating to the Company’s business, and the Executive represents that he neither made nor retained any copies of such materials. The content of the discussions pertaining to this Agreement shall be considered and treated as confidential and the Company, its employees, and the Executive shall not discuss or otherwise disclose, in any manner, the substance or content of discussions involved in reaching this Agreement to any person other than the Executive’s attorney and tax/financial advisors and as required by appropriate taxing or other legal authorities, unless authorized by the Company.

      B. Non-Solicitation.

        1. The Executive agrees that for a period of two (2) years after the Separation Date, the Executive will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise, solicit, aid, counsel or encourage any officer, director, employee or other individual to: (i) leave his or her employment or position with the Company (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company where such agreement is known to the Executive.

        2. The Executive further agrees that for a period of two (2) years after the Separation Date, the Executive will not directly or indirectly; permit, where the Executive has authority to permit or deny such permission, the employment of; employ or contract for services or work to be performed by; or otherwise, use or utilize the services of any officer, director or employee of the Company or any such officer, director, or employee of the Company who has terminated employment with the Company within the preceding two (2) years, except where such officer, director, employee or other individual is terminated by the Company, or except where there is a prior agreement between the Company and the Executive.

      C. Non-Compete. The Executive acknowledges that his employment with the Company has in the past provided him with specialized knowledge which, if used in competition with the Company could cause serious harm to the Company. Accordingly, the Executive agrees that for a period of two (2) years after the Separation Date, the Executive will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:

        1. work for, become an employee of, invest in, provide consulting services or in any way engage in any business which provides, produces, leases or sells products or services of the same or similar type provided, produced, leased or sold by the Company and with regard to which the Executive was engaged, or over which the Executive had direct or indirect supervision or control, within three (3) years preceding the Separation Date, in any area where the Company provided, produced, leased or sold such products or services at any time during the three (3) years preceding the Separation Date, or

        2. provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which the Executive had direct or indirect supervision or control, within three (3) years preceding the Separation Date, to or from any person, firm or entity which was a customer for such products or services of the Company during the three (3) years preceding the Separation Date from whom the Company had solicited business during such three (3) year period.

     It is specifically agreed between the Company and the Executive that the Executive shall be free to engage in the sale, purchase, and brokering activity of drilling rig assets without being in violation of Section 4.C. of this Separation Agreement. It is further specifically agreed between the Company and the Executive that the Executive shall be free to engage in oil field services activities other than drilling if the Company sells, transfers, or otherwise disposes of its oil field services business after the Effective Waiver Date without being in violation of Section 4.C. of this Separation Agreement.

      D. Enforcement. The Executive hereby agrees that a violation of the provisions of Section 4 would cause irreparable injury to the Company and its affiliates, for which they would have no adequate remedy at law. The Company shall have the right to seek injunctive relief from a court having jurisdiction for any actual or threatened breach of Section 4. Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise. In addition, the Executive agrees that a violation of this Section 4 will result in an immediate suspension of payments and benefits otherwise payable or provided by the Company described in Section 2 of this Agreement, including forfeiture of vested but unexercised stock options.

      E. Interpretation. If any provision of Section 4 is found by a court of competent jurisdiction to be unreasonably broad, oppressive or unenforceable, such court (i) shall narrow the scope of the Agreement in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such Agreement as though reformed.

      F. Company. As used in this Section 4, the term “Company” includes the Company and any direct or indirect subsidiary of the Company.

      G. Geographical Area. The geographical area within which the non- competition covenants of this Agreement shall apply is that territory within two hundred (200) miles of: (i) any of the Company’s present offices, (ii) any of the Company’s present rig yards or rig operations and (iii) any additional location where the Company has an office, a rig yard, a rig operation or definitive plans to locate an office, a rig operation or a rig yard or has recently conducted rig operations, as of the date of any action taken in violation of the non-competition obligations and covenants of the Agreement.

     5. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Upon the death of the Executive, his executors, administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof.

     6. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     7. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

     8. Venue. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of the Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action or proceeding in any such court.

     9. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Pride International, Inc.
5847 San Felipe, Suite 3300
Houston, Texas 77057
Attention: General Counsel

To the Executive:

John C.G. O’Leary
37 Avenue de Lowendal
75015
Paris, France

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

     10. Source of Payments: All cash payments provided in this Agreement will be paid from the general funds of the Company. The Executive’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and the Executive will have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind between the Company and the Executive or any other person.

     11. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

     12. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

     13. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

     14. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

     15. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas.

     16. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement expressly supersedes the Employment Agreement, and, to the extent the terms of this Agreement vary from the terms of any other agreement between the Company and the Executive, this Agreement expressly supersedes such other agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, as of the dates set forth below but effective as of the date and year first above written.

PRIDE INTERNATIONAL, INC.
By:	/s/ Paul A. Bragg
Paul A. Bragg
President & Chief Executive Officer
Date: October 13, 2004

ATTEST:

/s/ W. Gregory Looser

W. Gregory Looser
Vice President, General Counsel
and Secretary

JOHN C.G. O’LEARY
/s/ John C.G. O'Leary

Date: October 8, 2004

Attachment A

Dated: October 8, 2004

WAIVER AND RELEASE

     In exchange for the consideration offered under the Separation Agreement between me and Pride International, Inc. (the “Company”), dated October 8, 2004 (the “Separation Agreement”), I hereby waive all of my claims and release the Company, its affiliates and its subsidiaries and each of their directors and officers, executives and agents, and benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages.

     I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I further acknowledge that I was given 21 calendar days after the date the Separation Agreement was furnished to me to consider whether to sign and return the Separation Agreement to the Company.

     In exchange for the consideration offered to me by the Separation Agreement, which I acknowledge provides consideration to which I would not otherwise be entitled, I agree not to sue or file any action or proceeding with any local, state and/or federal agency or court regarding or relating in any way to the Company, except for breach of this Separation Agreement, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Corporate Group, except with respect to rights under the Separation Agreement, and such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Older Workers Benefit Protection Act of 1990; the Employee Retirement Income Security Act of 1974, as amended, except to the extent necessary to enforce my rights under the terms of any plan identified in Section 2.C. or 3 of the Separation Agreement; the Family and Medical Leave Act of 1993; and/or contract, tort, defamation, slander, wrongful termination or other claims or any other state or federal statutory or common law.

     Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

     I acknowledge that this Waiver and Release and the Separation Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede the Employment Agreement (as defined in the Separation Agreement) and any other prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.

     I understand that for a period of seven (7) calendar days following my signing this Waiver and Release (the “Waiver Revocation Period”), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Separation Agreement, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under the Separation Agreement to which I would not otherwise have been entitled. I understand that failure to revoke my acceptance of the offer within the Waiver Revocation Period will result in this Waiver and Release being permanent and irrevocable.

     I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release.

     By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.

AGREED TO AND ACCEPTED this
8th day of October, 2004.

/s/ John C.G. O’Leary

JOHN C.G. O’LEARY